Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated April 1, 2010
[Credit Suisse logo]
Credit Suisse FX Factor USD Excess Return Index
Monthly Performance Report - March 2010

1 April 2010

Performance Statistics

                       March        3 Months       YTD       12 Months       5 Years
Excess Return          0.59%         -0.07%      -0.07%        4.78%          27.76%
Realized Volatility    3.78%          4.05%       4.05%        4.26%           5.10%
Sharpe Ratio           1.73          -0.05       -0.05         1.09            0.96
Skew                   0.01          -0.42       -0.42        -0.37           -0.41
Kurtosis              -1.09           0.87        0.87         0.00            1.75
Maximum Drawdown      -0.81%         -1.86%      -1.86%       -1.86%          -4.96%
Maximum Drawdown Date 22 Mar 10     25 Feb 10   25 Feb 10    25 Feb 10      23 Sep 08

Source: Credit Suisse - Mar 2005 to Mar 2010 FXFTERUS performance (simulated prior to Apr 09)

Performance (past 12 months)
[GRAPHIC OMITTED]

Risk-Return Comparison
(12 month rolling)
[GRAPHIC OMITTED]

Source: Bloomberg, Datastream, Credit Suisse-Mar 2009 to Mar 2010 FXFTERUS performance (simulated prior to Apr 09)

Strategy Contribution
[GRAPHIC OMITTED]

3 Months Rolling Contribution
[GRAPHIC OMITTED]

Source: Credit Suisse - Mar 2009 to Mar 2010 FXFTERUS performance (simulated prior to Apr 09)

Index Facts
Index Value (31 Mar 2010)                          240.78
Bloomberg Index Ticker                       FXFTERUS Index (GO)

Highlights

[]   The CS FX Factor Index posted a
     gain of 0.59% in March, as most
     of the underlying drivers benefited
     from improved market conditions.
     FX Factor has yielded an excess
     return of -0.07% year to date,
     with a realised volatility of 4.05%.

[]   Carry and Emerging Markets
     mostly contributed to the positive
     performance this month, while
     Growth underperformed.
     Contributions from Momentum,
     Value and Terms of Trade were
     relatively modest.

[]   In terms of currencies, March saw
     a substantial outperformance of
     the emerging market space
     across the different drivers,
     particularly evident in Value,
     Emerging Markets, Terms of
     Trade and Growth.

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 All rights reserved. This document has been prepared by Credit Suisse.